Exhibit 24.2

Certified Resolution of the Board of Directors

I, Rasha El Sissi, Associate Vice President and Solicitor of The Toronto-Dominion Bank, (“the Bank”) do hereby certify that the following resolution of the Bank is a true copy of a resolution duly passed by the Board of Directors of the Bank at a meeting duly called and held on the 28th day of May, 2008 and that the said resolution has not been amended or rescinded and is still in full force and effect as of the date hereof.

RESOLVED THAT:

Any officer and director of the Bank who is required to execute a Registration Statement, and each officer and director who may be required to execute any Amended Registration Statement thereto, filed or to be filed with the SEC be and hereby is authorized to execute a power of attorney appointing the person or persons designated thereby, his true and lawful attorney or attorneys with power to act with or without the others and with full power of substitution and resubstitution, and to execute in his place and stead, in the capacity as a director or officer or both of the Bank, the Registration Statement and any and all Amended Registration Statements thereto and all instruments necessary or incidental in connection therewith and to file the same with the SEC, with full power and authority to each of said attorneys to do and perform in the name and on behalf of each said directors or officers, or both, as the case may be, every act whatsoever necessary or desirable to all intents and purposes.

IN WITNESS WHEREOF I have hereunto subscribed my name and affixed the corporate seal of the Bank at the City of Toronto, in the Province of Ontario, this 6th day of June, 2008.

By:	/s/ Rasha El Sissi
Rasha El Sissi
Associate Vice President and Solicitor